DENNY’S CORPORATION REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2017

SPARTANBURG, S.C., February 13, 2018 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today reported results for its fourth quarter and full year ended December 27, 2017.

Fourth Quarter 2017 Highlights

•	Domestic system-wide same-store sales grew 2.2%, including an increase of 2.1% at company restaurants and 2.2% at domestic franchised restaurants.

•	Opened fourteen system restaurants, including three international franchised locations.

•	Completed 69 remodels, including 67 at franchised restaurants.

•	Operating Income increased 17.7% to $18.9 million.

•	Company Restaurant Operating Margin* was $16.4 million and Franchise Operating Margin* was $25.4 million.

•	Net Income was $13.1 million, or $0.19 per diluted share.

•	Adjusted Net Income* was $12.2 million, while Adjusted Net Income per Share* was $0.18.

•	Adjusted EBITDA* increased 7.6% to $27.8 million.

•	Generated $15.3 million of Adjusted Free Cash Flow*, after cash capital expenditures.

Full Year 2017 Highlights

•	Domestic system-wide same-store sales grew 1.1% including an increase of 1.0% at company restaurants and 1.1% at domestic franchised restaurants.

•	Opened 39 system restaurants, including 7 international franchised locations.

•	Completed 250 remodels, including 247 at franchised restaurants.

•	Operating Income increased 50.4% to $70.7 million.

•	Company Restaurant Operating Margin* was $65.6 million and Franchise Operating Margin* was to $99.5 million.

•	Net Income was $39.6 million, or $0.56 per diluted share.

•	Adjusted Net Income* was $40.7 million, while Adjusted Net Income per Share* was $0.58.

•	Adjusted EBITDA* improved 2.3% to $101.7 million.

•	Generated $50.1 million of Adjusted Free Cash Flow*, after cash capital expenditures.

•	Allocated $82.9 million towards share repurchases.

John Miller, President and Chief Executive Officer, stated, “Despite persistent challenges within the full-service dining environment, 2017 marked our seventh consecutive year of positive system same-store sales and our ninth consecutive year of net unit growth. Our highly franchised business model, coupled with our efforts to further differentiate Denny’s as a relevant and compelling brand, continues to generate revenue growth and strong cash flows. We remain committed to further elevating the guest experience through the focused execution of our brand revitalization strategies, leading to a consistent growth in same-store sales, an expanding global reach and value creation for our franchisees and shareholders.”

Fourth Quarter Results

Denny’s total operating revenue grew 4.5% to $135.5 million primarily due to an increase in company restaurant sales. Company restaurant sales were up 6.0% to $100.3 million due to a greater number of company restaurants compared to the prior year quarter and same-store sales growth. Franchise and license revenue grew 0.5% to $35.2 million compared to $35.0 million in the prior year quarter as increases in royalty revenue and initial fees from restaurant openings were partially offset by lower occupancy revenue due to scheduled lease terminations.

Company Restaurant Operating Margin* was $16.4 million, or 16.4% of company restaurant sales, compared to $16.6 million, or 17.5%, in the prior year quarter, due to an expected rise in product costs and minimum wages, partially offset by higher sales and favorable workers' compensation experience. Franchise Operating Margin* was $25.4 million, or 72.1% of franchise and license revenue, compared to $25.2 million, or 72.1%, in the prior year quarter, as growth in royalty revenue and initial fees from restaurant openings were partially offset by other direct costs and a reduction in occupancy margin.

Total general and administrative expenses were to $15.9 million compared to $17.3 million in the prior year quarter primarily due to a reduction in professional fees and lower incentive compensation. Interest expense, net was $4.3 million versus $3.3 million in the prior year quarter. Denny’s ended the quarter with $289.2 million of total debt outstanding, including $259.0 million of borrowings under its revolving credit facility.

The provision for income taxes was $2.1 million, reflecting an effective tax rate of 13.8%. The enactment of The Tax Cuts and Jobs Act of 2017 during the fourth quarter required the Company to revalue its deferred tax assets and liabilities using the new 21% federal statutory income tax rate. Accordingly, the Company recorded a one-time non-cash benefit of $1.6 million to the provision for income taxes. Excluding this tax reform impact and a $1.8 million benefit associated with settlement of stock based compensation, the Company's effective tax rate for the fourth quarter would have been approximately 35.6%. Due to the use of tax credit carryforwards, the Company paid only $0.8 million in cash taxes during the quarter.

Net Income was $13.1 million, or $0.19 per diluted share, compared to $11.3 million, or $0.15 per diluted share, in the prior year quarter. Adjusted Net Income per Share* grew 7.0% to $0.18 compared to the prior year quarter.

Adjusted Free Cash Flow* and Capital Allocation

Denny’s generated $15.3 million of Adjusted Free Cash Flow* in the quarter after investing $7.6 million in cash capital expenditures, including the acquisition of three franchised restaurants and the remodel of two company restaurants.

During the quarter, the Company allocated $16.5 million to share repurchases. As of December 27, 2017, the Company had approximately $196 million remaining in authorized share repurchases under its existing $200 million share repurchase authorization.

Business Outlook

Revenue Recognition Changes
In May 2014, the Financial Accounting Standards Board issued new guidance which clarifies the principles used to recognize revenue. This new guidance is effective for the Company in fiscal year 2018, and is not expected to impact the recognition of company restaurant sales or royalties from franchised restaurants. However, the adoption will have an impact on initial franchise fees, advertising arrangements with franchisees and certain other fees.
Initial franchise fees, which are currently recognized upon the opening of a franchise restaurant, will be deferred and recognized over the term of the underlying franchise agreement. Upon adoption, we expect to record deferred revenue of approximately $21 million as of December 28, 2017 (the first day of fiscal 2018) related to previously recognized initial franchise fees. The deferred revenue will be amortized over the remaining term of the related franchise agreements.
Additionally, advertising fees, including local co-operatives, and certain other fees have been historically recorded net of related franchise expenses. Upon adoption, we will record advertising and certain other fees and related expenses on a gross basis within the Consolidated Statements of Income. Advertising fees and certain other fees for 2017 were approximately $80 million and $3 million, respectively. While this change will materially impact the gross amount of reported franchise and license revenue and costs of franchise and license revenue, the impact will generally be an offsetting increase to both revenue and expense with no significant, if any, impact on operating income and net income.

The following full year 2018 estimates are based on management's expectations at this time and include the impacts of recent tax reform and revenue recognition changes.

•	Same-store sales growth at company and domestic franchised restaurants between 0% and 2%.

•	40 to 50 new restaurant openings, with approximately flat net restaurant growth.

•	Total operating revenue between $634 and $642 million including franchise and license revenue between $222 and $225 million.

•	Company Restaurant Operating Margin* between 16% and 17% and Franchise Operating Margin* between 46% and 47%.

•	Total general and administrative expenses between $72 and $74 million.

•	Adjusted EBITDA* between $105 and $107 million.

•	Depreciation and amortization expense between $27 and $28 million.

•	Net interest expense between $18.5 and $19.5 million.

•	Effective income tax rate between 22% and 24% with cash taxes between $4 and $6 million.

•	Cash capital expenditures between $33 and $35 million.

•	Adjusted Free Cash Flow* between $48 and $50 million.

*
Please refer to the historical reconciliation of Net Income to Adjusted Income Before Taxes, Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted Net Income, and Adjusted Net Income per Share, as well as the reconciliation of Operating Income to non-GAAP financial measures included in the following tables.  The Company is not able to reconcile the forward-looking non-GAAP estimates set forth above to their most directly comparable GAAP estimates without unreasonable efforts because it is unable to predict, forecast or determine the probable significance of the items impacting these estimates, including gains, losses and other charges, with a reasonable degree of accuracy.  Accordingly, the most directly comparable forward-looking GAAP estimates are not provided.

Conference Call and Webcast Information

Denny’s will provide further commentary on the results for the fourth quarter ended December 27, 2017 on its quarterly investor conference call today, Tuesday, February 13, 2018 at 4:30 p.m. Eastern Time.  Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at investor.dennys.com. A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

About Denny’s

Denny's Corporation is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. As of December 27, 2017, Denny’s had 1,735 franchised, licensed, and company restaurants around the world including 128 restaurants in Canada, Puerto Rico, Mexico, New Zealand, Honduras, the Philippines, Costa Rica, Dominican Republic, the United Arab Emirates, Guam, Curaçao, El Salvador, Guatemala, and the United Kingdom. For further information on Denny's, including news releases, links to SEC filings, and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements, which reflect its best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries, and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expect”, “anticipate”, “believe”, “intend”, “plan”, “hope”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  competitive pressures from within the restaurant industry; the level of success of our operating initiatives and advertising and promotional efforts; adverse publicity; health concerns arising from food-related pandemics, outbreaks of flu viruses, such as avian flu, or other diseases; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy (including with regard to energy costs), particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 28, 2016 (and in the Company’s subsequent quarterly reports on Form 10-Q).

Investor Contact:
Curt Nichols
877-784-7167

Media Contact:
Jennifer Mazzabufi, ICR
203-682-8254

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	12/27/17	12/28/16
Assets
Current assets
Cash and cash equivalents	$4,983	$2,592
Receivables	21,384	19,841
Assets held for sale	—	1,020
Other current assets	14,922	12,454
Total current assets	41,289	35,907
Property, net	139,856	133,102
Goodwill	38,269	35,233
Intangible assets, net	57,109	54,493
Deferred income taxes	16,945	17,683
Other noncurrent assets	30,314	29,733
Total assets	$323,782	$306,151

Liabilities
Current liabilities
Current maturities of capital lease obligations	$3,168	$3,285
Accounts payable	32,487	25,289
Other current liabilities	59,246	64,796
Total current liabilities	94,901	93,370
Long-term liabilities
Long-term debt, less current maturities	259,000	218,500
Capital lease obligations, less current maturities	27,054	23,806
Other	40,187	41,587
Total long-term liabilities	326,241	283,893
Total liabilities	421,142	377,263

Shareholders' deficit
Common stock	1,077	1,071
Paid-in capital	594,166	577,951
Deficit	(334,661)	(382,843)
Accumulated other comprehensive loss, net of tax	(2,316)	(1,407)
Treasury stock	(355,626)	(265,884)
Total shareholders' deficit	(97,360)	(71,112)
Total liabilities and shareholders' deficit	$323,782	$306,151

Debt Balances
(In thousands)	12/27/17	12/28/16
Credit facility revolver due 2022	$259,000	$218,500
Capital leases	30,222	27,091
Total debt	$289,222	$245,591

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Quarter Ended
(In thousands, except per share amounts)	12/27/17	12/28/16
Revenue:
Company restaurant sales	$100,303	$94,592
Franchise and license revenue	35,196	35,013
Total operating revenue	135,499	129,605
Costs of company restaurant sales	83,859	78,030
Costs of franchise and license revenue	9,811	9,768
General and administrative expenses	15,879	17,269
Depreciation and amortization	6,227	5,971
Operating (gains), losses and other charges, net	870	2,545
Total operating costs and expenses, net	116,646	113,583
Operating income	18,853	16,022
Interest expense, net	4,292	3,327
Other nonoperating income, net	(690)	(474)
Net income before income taxes	15,251	13,169
Provision for income taxes	2,104	1,895
Net income	$13,147	$11,274

Basic net income per share	$0.20	$0.16
Diluted net income per share	$0.19	$0.15

Basic weighted average shares outstanding	65,023	72,657
Diluted weighted average shares outstanding	67,463	74,650

Comprehensive income	$14,154	$19,675

General and Administrative Expenses	Quarter Ended
(In thousands)	12/27/17	12/28/16
Share-based compensation	$1,995	$1,985
Other general and administrative expenses	13,884	15,284
Total general and administrative expenses	$15,879	$17,269

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Fiscal Year Ended
(In thousands, except per share amounts)	12/27/17	12/28/16
Revenue:
Company restaurant sales	$390,352	$367,310
Franchise and license revenue	138,817	139,638
Total operating revenue	529,169	506,948
Costs of company restaurant sales	324,713	302,096
Costs of franchise and license revenue	39,294	40,805
General and administrative expenses	66,415	67,960
Depreciation and amortization	23,720	22,178
Operating (gains), losses and other charges, net	4,329	26,910
Total operating costs and expenses, net	458,471	459,949
Operating income	70,698	46,999
Interest expense, net	15,640	12,232
Other nonoperating income, net	(1,743)	(1,109)
Net income before income taxes	56,801	35,876
Provision for income taxes	17,207	16,474
Net income	$39,594	$19,402

Basic net income per share	$0.58	$0.26
Diluted net income per share	$0.56	$0.25

Basic weighted average shares outstanding	68,077	75,325
Diluted weighted average shares outstanding	70,403	77,206

Comprehensive income	$38,685	$41,772

General and Administrative Expenses	Fiscal Year Ended
(In thousands)	12/27/17	12/28/16
Share-based compensation	$8,541	$7,610
Other general and administrative expenses	57,874	60,350
Total general and administrative expenses	$66,415	$67,960

DENNY’S CORPORATION
Reconciliation of Net (Loss) Income to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are appropriate indicators to assist in the evaluation of operating performance on a period-to-period basis.  The Company uses Adjusted Income Before Taxes, Adjusted EBITDA, Adjusted Free Cash Flow and Adjusted Net Income internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees.  Adjusted EBITDA is also used to evaluate the ability to service debt because the excluded charges do not have an impact on prospective debt servicing capability and these adjustments are contemplated in our credit facility for the computation of our debt covenant ratios. We define Adjusted Free Cash Flow for a given period as Adjusted EBITDA less the cash portion of interest expense net of interest income, capital expenditures, and cash taxes. Management believes that the presentation of Adjusted Free Cash Flow provides useful information to investors because it represents a liquidity measure used to evaluate, among other things, operating effectiveness and is used in decisions regarding the allocation of resources.  However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

	Quarter Ended		Fiscal Year Ended
(In thousands, except per share amounts)	12/27/17	12/28/16	12/27/17	12/28/16
Net income	$13,147	$11,274	$39,594	$19,402
Provision for income taxes	2,104	1,895	17,207	16,474
Operating (gains), losses and other charges, net	870	2,545	4,329	26,910
Other nonoperating income, net	(690)	(474)	(1,743)	(1,109)
Share-based compensation	1,995	1,985	8,541	7,610
Adjusted Income Before Taxes	$17,426	$17,225	$67,928	$69,287

Interest expense, net	4,292	3,327	15,640	12,232
Depreciation and amortization	6,227	5,971	23,720	22,178
Cash payments for restructuring charges and exit costs	(177)	(706)	(1,660)	(1,810)
Cash payments for share-based compensation	—	—	(3,946)	(2,529)
Adjusted EBITDA	$27,768	$25,817	$101,682	$99,358

Cash interest expense, net	(4,030)	(3,082)	(14,566)	(11,232)
Cash paid for income taxes, net	(828)	(1,872)	(5,867)	(3,012)
Cash paid for capital expenditures	(7,563)	(6,460)	(31,164)	(34,031)
Adjusted Free Cash Flow	$15,347	$14,403	$50,085	$51,083

	Quarter Ended		Fiscal Year Ended
(In thousands, except per share amounts)	12/27/17	12/28/16	12/27/17	12/28/16
Net income	$13,147	$11,274	$39,594	$19,402
Pension settlement loss	—	—	—	24,297
Losses (gains) on sales of assets and other, net	495	793	3,518	29
Impairment charges	326	1,098	326	1,098
Tax reform	(1,558)	—	(1,558)	—
Tax effect (1)	(249)	(584)	(1,165)	(2,492)
Adjusted Net Income (2)	$12,161	$12,581	$40,715	$42,334

Diluted weighted average shares outstanding	67,463	74,650	70,403	77,206

Diluted Net Income Per Share	$0.19	$0.15	$0.56	$0.25
Adjustments Per Share	$(0.01)	$0.02	$0.02	$0.30
Adjusted Net Income Per Share (2)	$0.18	$0.17	$0.58	$0.55

(1)
Tax adjustments for the three months and year ended December 27, 2017 are calculated using the Company's year-to-date effective tax rate of 30.3%. Tax adjustments for the loss on pension termination for the three months and year ended December 28, 2016 are calculated using an effective tax rate of 8.8%. The remaining tax adjustments for the three months and year ended December 28, 2016 are calculated using the Company's year-to-date effective tax rate of 30.9%, which excludes the impact of the pension termination.

(2)
As required by ASU No. 2016-09, "Compensation - Stock Compensation: Improvements to Employee Share-Based Payment Accounting" issued by the FASB, excess tax benefits or deficiencies are now recorded to the provision for income taxes in the consolidated statements of income, on a prospective basis, instead of additional paid-in capital in the consolidated balance sheets.

DENNY’S CORPORATION
Reconciliation of Operating Income to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are appropriate indicators to assist in the evaluation of restaurant-level operating efficiency and performance of ongoing restaurant-level operations. The Company uses Total Operating Margin, Company Restaurant Operating Margin and Franchise Operating Margin internally as performance measures for planning purposes, including the preparation of annual operating budgets, and these three non-GAAP measures are used to evaluate operating effectiveness.

We define Total Operating Margin as operating income excluding the following three items: general and administrative expenses, depreciation and amortization, and operating (gains), losses and other charges, net. We present Total Operating Margin as a percent of total operating revenue. We exclude general and administrative expenses, which includes primarily non-restaurant-level costs associated with support of company and franchise restaurants and other activities at our corporate office. We exclude depreciation and amortization expense, substantially all of which is related to company restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlays for the restaurants. We exclude special items, included within operating (gains), losses and other charges, net, to provide investors with a clearer perspective of the Company’s ongoing operating performance and a more relevant comparison to prior period results.

Total Operating Margin is the total of Company Restaurant Operating Margin and Franchise Operating Margin. We define Company Restaurant Operating Margin as company restaurant sales less costs of company restaurant sales (which include product costs, company restaurant level payroll and benefits, occupancy costs, and other operating costs including utilities, repairs and maintenance, marketing and other expenses) and present it as a percent of company restaurant sales. We define Franchise Operating Margin as franchise and license revenue (which includes franchise royalties and other non-food and beverage revenue streams such as initial franchise fees and occupancy revenue) less costs of franchise and license revenue and present it as a percent of franchise and license revenue.

These non-GAAP financial measures provide a meaningful comparison between periods and enable investors to focus on the performance of restaurant-level operations by excluding revenues and costs unrelated to food and beverage sales in addition to corporate general and administrative expense, depreciation and amortization, and other gains and charges. However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles. Total Operating Margin, Company Restaurant Operating Margin and Franchise Operating Margin do not accrue directly to the benefit of shareholders because of the aforementioned excluded costs, and are not indicative of the overall results for the Company.

	Quarter Ended		Fiscal Year Ended
(In thousands)	12/27/17	12/28/16	12/27/17	12/28/16
Operating income	$18,853	$16,022	$70,698	$46,999
General and administrative expenses	15,879	17,269	66,415	67,960
Depreciation and amortization	6,227	5,971	23,720	22,178
Operating (gains), losses and other charges, net	870	2,545	4,329	26,910
Total Operating Margin	$41,829	$41,807	$165,162	$164,047

Total Operating Margin consists of:
Company Restaurant Operating Margin (1)	$16,444	$16,562	$65,639	$65,214
Franchise Operating Margin (2)	25,385	25,245	99,523	98,833
Total Operating Margin	$41,829	$41,807	$165,162	$164,047

(1)
Company Restaurant Operating Margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges; and costs of franchise and license revenue; less franchise and license revenue.

(2)
Franchise Operating Margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges; and costs of company restaurant sales; less company restaurant sales.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter Ended
(In thousands)	12/27/17		12/28/16
Company restaurant operations: (1)
Company restaurant sales	$100,303	100.0%	$94,592	100.0%
Costs of company restaurant sales:
Product costs	25,027	25.0%	23,234	24.6%
Payroll and benefits	39,816	39.7%	38,275	40.5%
Occupancy	5,511	5.5%	4,836	5.1%
Other operating costs:
Utilities	3,390	3.4%	3,194	3.4%
Repairs and maintenance	1,766	1.8%	1,513	1.6%
Marketing	3,333	3.3%	2,989	3.2%
Other	5,016	5.0%	3,989	4.2%
Total costs of company restaurant sales	$83,859	83.6%	$78,030	82.5%
Company restaurant operating margin (non-GAAP) (2)	$16,444	16.4%	$16,562	17.5%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$25,575	72.7%	$24,722	70.6%
Initial fees	887	2.5%	636	1.8%
Occupancy revenue	8,734	24.8%	9,655	27.6%
Total franchise and license revenue	$35,196	100.0%	$35,013	100.0%

Costs of franchise and license revenue:
Occupancy costs	$6,046	17.2%	$6,689	19.1%
Other direct costs	3,765	10.7%	3,079	8.8%
Total costs of franchise and license revenue	$9,811	27.9%	$9,768	27.9%
Franchise operating margin (non-GAAP) (2)	$25,385	72.1%	$25,245	72.1%

Total operating revenue (4)	$135,499	100.0%	$129,605	100.0%
Total costs of operating revenue (4)	93,670	69.1%	87,798	67.7%
Total operating margin (non-GAAP) (4)(2)	$41,829	30.9%	$41,807	32.3%

Other operating expenses: (4)(2)
General and administrative expenses	$15,879	11.7%	$17,269	13.3%
Depreciation and amortization	6,227	4.6%	5,971	4.6%
Operating (gains), losses and other charges, net	870	0.6%	2,545	2.0%
Total other operating expenses	$22,976	17.0%	$25,785	19.9%

Operating income (4)	$18,853	13.9%	$16,022	12.4%

(1)	As a percentage of company restaurant sales.
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue.
(4)	As a percentage of total operating revenue.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Fiscal Year Ended
(In thousands)	12/27/17		12/28/16
Company restaurant operations: (1)
Company restaurant sales	$390,352	100.0%	$367,310	100.0%
Costs of company restaurant sales:
Product costs	97,825	25.1%	90,487	24.6%
Payroll and benefits	153,037	39.2%	142,823	38.9%
Occupancy	20,802	5.3%	19,557	5.3%
Other operating costs:
Utilities	13,263	3.4%	12,426	3.4%
Repairs and maintenance	6,738	1.7%	6,406	1.7%
Marketing	14,315	3.7%	13,112	3.6%
Other	18,733	4.8%	17,285	4.7%
Total costs of company restaurant sales	$324,713	83.2%	$302,096	82.2%
Company restaurant operating margin (non-GAAP) (2)	$65,639	16.8%	$65,214	17.8%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$100,631	72.5%	$98,416	70.5%
Initial fees	2,466	1.8%	2,717	1.9%
Occupancy revenue	35,720	25.7%	38,505	27.6%
Total franchise and license revenue	$138,817	100.0%	$139,638	100.0%

Costs of franchise and license revenue:
Occupancy costs	$25,466	18.3%	$28,062	20.1%
Other direct costs	13,828	10.0%	12,743	9.1%
Total costs of franchise and license revenue	$39,294	28.3%	$40,805	29.2%
Franchise operating margin (non-GAAP) (2)	$99,523	71.7%	$98,833	70.8%

Total operating revenue (4)	$529,169	100.0%	$506,948	100.0%
Total costs of operating revenue (4)	364,007	68.8%	342,901	67.6%
Total operating margin (non-GAAP) (4)(2)	$165,162	31.2%	$164,047	32.4%

Other operating expenses: (4)(2)
General and administrative expenses	$66,415	12.6%	$67,960	13.4%
Depreciation and amortization	23,720	4.5%	22,178	4.4%
Operating gains, losses and other charges, net	4,329	0.8%	26,910	5.3%
Total other operating expenses	$94,464	17.9%	$117,048	23.1%

Operating income (4)	$70,698	13.4%	$46,999	9.3%

(1)	As a percentage of company restaurant sales.
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue.
(4)	As a percentage of total operating revenue.

DENNY’S CORPORATION
Statistical Data
(Unaudited)

Same-Store Sales	Quarter Ended		Fiscal Year Ended
(increase vs. prior year)	12/27/17	12/28/16	12/27/17	12/28/16
Company Restaurants	2.1%	0.1%	1.0%	1.1%
Domestic Franchised Restaurants	2.2%	0.6%	1.1%	0.8%
Domestic System-wide Restaurants	2.2%	0.5%	1.1%	0.9%
System-wide Restaurants	2.5%	0.6%	1.2%	0.7%

Average Unit Sales	Quarter Ended		Fiscal Year Ended
(In thousands)	12/27/17	12/28/16	12/27/17	12/28/16
Company Restaurants	$573	$565	$2,278	$2,254
Franchised Restaurants	$402	$389	$1,590	$1,563

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units September 27, 2017	174	1,551	1,725
Units Opened	1	13	14
Units Reacquired	3	(3)	—
Units Closed	—	(4)	(4)
Net Change	4	6	10
Ending Units December 27, 2017	178	1,557	1,735

Equivalent Units
Fourth Quarter 2017	175	1,552	1,727
Fourth Quarter 2016	167	1,563	1,730
Net Change	8	(11)	(3)

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units December 28, 2016	169	1,564	1,733
Units Opened	3	36	39
Units Reacquired	10	(10)	—
Units Refranchised	(4)	4	—
Units Closed	—	(37)	(37)
Net Change	9	(7)	2
Ending Units December 27, 2017	178	1,557	1,735

Equivalent Units
Year-to-Date 2017	171	1,556	1,727
Year-to-Date 2016	163	1,556	1,719
Net Change	8	0	8